NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Common Stock (the 'Common Stock') of Global Power Equipment Group Inc. (the 'Company') from listing and registration on the Exchange at the opening of business on April 29, 2016, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange is taking this action because the Company had not filed with the U.S. Securities and Exchange Commission its Form 10-Q filings for March 29, 2015, June 28, 2015 and September 27, 2015 in the required timeframe. 1. Section 802.01E of the NYSE Listed Company Manual (the 'LCM') states, in part, that in no event will the Exchange continue to trade a company's securities if that company (i) has failed to cure its filing delinquency or (ii) is not current with all subsequent reports, on the date that is twelve months after the company’s initial filing delinquency. 2. The Exchange, on March 30, 2016, determined that the Common Stock should be suspended from trading after the close on March 30, 2016, and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by phone and by letter on March 30, 2016. 3. Pursuant to the above authorization, a press release was issued March 30, 2016. An announcement was made on the 'ticker' of the Exchange at the close of the trading session on March 30, 2016 of the proposed suspension of trading in the Common Stock. Similar information was included on the Exchange's website. 4. The Company had a right to appeal to the Committee for Review (the 'Committee') of the Board of Directors of NYSE Regulation, the determination to delist the Securities, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.